UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2022

HEARTCORE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41272	87-0913420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan

(Address of principal executive offices)

+81-3-6409-6966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HTCR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2022, and effective February 22, 2022, the Audit Committee and the Board of Directors of HeartCore Enterprises, Inc. (the “Company”) approved the payment by the Company of a performance-linked executive bonus in the amount of 18,000,000 Japanese Yen (approximately $156,800), to Sumitaka Yamamoto, the Company’s Chairman of Board, Chief Executive Officer, President and majority stockholder, in consideration of Mr. Yamamoto’s prior performance for the benefit of the Company and its stockholders.

Item 8.01. Other Events.

As previously disclosed, on August 10, 2021, the Company entered into a Stock Purchase Agreement (the “SPA”) by and between the Company and Dentsu Digital Investment Limited (“Dentsu Digital”), pursuant to which the Company agreed to purchase 278 shares of HeartCore Co., Ltd., a majority owned subsidiary of the Company (“HeartCore Co.”), from Dentsu Digital, in accordance with the terms and conditions in the SPA, for 50,040,000 Japanese Yen (approximately $435,500).

On February 24, 2022, the Company purchased 278 shares of HeartCore Co. from Dentsu Digital for 50,040,000 Japanese Yen (approximately $435,500). As a result, effective February 24, 2022, HeartCore Co. is a wholly owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTCORE ENTERPRISES, INC.

Dated: March 2, 2022	By:	/s/ Sumitaka Yamamoto
	Name:	Sumitaka Yamamoto
	Title:	Chief Executive Officer